EXECUTION VERSION

March 4, 2015

Oasis Petroleum 1001 Fannin Street, Suite 1500 Houston, TX 77002

Ladies and Gentlemen:

Oasis Petroleum, Inc. (the “Company”) hereby approves for purposes of Section 203 of the Delaware General Corporation Law (“Section 203”) the purchase of shares of common stock of the Company by affiliates of SPO Advisory Corp. (together with its affiliates and associates (each, as defined in Section 203), “SPO”) in an underwritten public offering commencing on March 4, 2015.  In consideration of such approval, SPO hereby agrees that (i) it will not become the owner of more than 20% of the outstanding voting stock of the Company (other than as a result of actions taken solely by the Company such as share repurchases by the Company) without the prior approval of the board of directors of the Company and (ii) it will not engage in (A) any Business Combination (as defined in Section 203(c)(3)(i) and 203(c)(3)(ii) (provided that for purposes of Section 203(c)(3)(ii), 10% shall be replaced with 20%)) without the approval of 66⅔% of the outstanding voting stock of the Company which is not owned by SPO or (B) any Business Combination (as defined in Section 203(c)(3)(iii)-(v)) without the prior approval of the board of directors of the Company.  SPO represents that it will acquire any shares in this offering and pursuant to the letter agreement for investment purposes. The Company and SPO acknowledge that they have engaged in preliminary discussions regarding the negotiation of a registration rights agreement between the Company and SPO containing customary terms and conditions.

This letter agreement (the “Agreement”), the rights and obligations of the parties under this Agreement, and any claim or controversy directly or indirectly based upon, arising out of, or leading to, this Agreement or the transactions contemplated by this Agreement (whether based upon contract, tort or any other theory), including all matters of construction, validity and performance, shall be governed and construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.  SPO (on behalf of itself and each of its affiliates and associates) and the Company each represent that this Agreement has been duly executed and delivered by such party and constitutes a valid and binding agreement enforceable against such party (including, in the case of SPO, each of its affiliates and associates) in accordance with the terms hereof.  Each party hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and each party agrees not to commence any action, suit, or proceeding relating thereto except in such courts.  Each party hereto irrevocably waives any right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Agreement.  The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their terms or otherwise breached, and each party hereto, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction and/or specific performance, in the event of any breach or threatened breach of the provisions of this Agreement.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and shall together constitute one and the same Agreement.

[Signature page follows]

Please confirm your agreement with the foregoing by signing and returning to the undersigned a duplicate copy of this Agreement.

Sincerely,

SPO ADVISORY CORP.

By: /s/ Eli J. Weinberg
Name: Eli J. Weinberg
Title: Vice President

ACCEPTED AS OF THE DATE FIRST
WRITTEN ABOVE:

OASIS PETROLEUM, INC.

By: /s/ Nickolas J. Lorentzatos
Name: Nickolas J. Lorentzatos
Title: Executive Vice President & General Counsel